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                                                                   EXHIBIT NO. 11.01

                              PARK ELECTROCHEMICAL CORP.
                                   AND SUBSIDIARIES

                    COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                   (Unaudited--in thousands, except per share data)

                                        13 Weeks Ended           39 Weeks Ended
                                   ------------------------  ------------------------
                                   December 1, November 26,  December 1, November 26,
                                        1996        1995         1996        1995
                                   ----------  -----------   ----------  -----------
ADJUSTMENT OF NET EARNINGS:

Net earnings                         $ 4,888      $ 6,467     $12,694      $17,857

Adjustments resulting from
 assumed conversion of 5.5%
 Convertible Subordinated
 Notes ("Notes"):
  Reduction of interest expense
   and amortization of deferred
   debt financing costs                1,337          -         4,062          -
  Related tax effect on above           (468)         -        (1,422)         -
                                     --------     --------    --------     --------
Net earnings, as adjusted            $ 5,757      $ 6,467     $15,334      $17,857
                                     ========     ========    ========     ========


ADJUSTMENT OF WEIGHTED AVERAGE
 NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING:

Weighted average number of common
 and common equivalent shares
 outstanding                          11,444       11,857      11,617       11,763

Add weighted average shares
 assumed to be issued upon:
  Conversion of Notes                  2,370          -         2,370          -
  Exercise of stock options at
   period-end market price if
   higher than average market
   price for period                       21          -           -             38
                                     --------     --------    --------     --------
Weighted average number of common
 and common equivalent shares
 outstanding, as adjusted             13,835       11,857      13,987       11,801
                                     ========     ========    ========     ========

Fully diluted earnings per share--
 as computed                         $   .42      $   .55     $  1.10*     $  1.51
                                     ========     ========    ========     ========
Fully diluted earnings per share--
 as reported                         $   .42      $   .55     $  1.09      $  1.51
                                     ========     ========    ========     ========

*The results of the above computation for the 39 weeks ended December 1, 1996 is antidilutive; accordingly, the reported fully diluted earnings per share is equal to the reported primary earnings per share of $1.09 per share.
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